                                                                     EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


     This Agreement and Plan of Merger ("Agreement") dated as of November 9, 1994, between GULF SOUTHWEST NEVADA BANCORP, INC., a Nevada corporation ("GSNB"), and TEXAS GULF COAST BANCORP, INC., a Texas corporation ("Texas Gulf Coast"), such corporations being hereinafter sometimes called "Constituent Corporations," evidences as follows:


                                   ARTICLE I

     Section 1.1 In accordance with the provisions of the Texas Business Corporation Act and the Nevada General Corporation Law, Texas Gulf Coast will at the Effective Time (as hereinafter defined) be merged into GSNB, which will be the surviving corporation ("Surviving Corporation"). GSNB will continue to exist under and to be governed by the laws of Nevada. Such transaction is hereinafter referred to as the "Merger." Except as herein specifically set forth, the identity, existence, purposes, powers, objectives, franchises, privileges, rights and immunities of GSNB will continue unaffected and unimpaired by the Merger, and the corporate franchises, existence and rights of Texas Gulf Coast will be merged with and into GSNB and GSNB, as the Surviving Corporation, will be fully vested therewith. The separate existence and corporate organization of Texas Gulf Coast, except insofar as they may be continued by statute, will cease when the Merger becomes effective.

     Section 1.2 At the Effective Time, the name of the Surviving Corporation will be Gulf Southwest Nevada Bancorp, Inc.

     Section 1.3 The Articles of Incorporation of GSNB as in effect immediately prior to the Effective Time will, until further amended as provided by law, be the Articles of Incorporation of the Surviving Corporation.

     Section 1.4 The bylaws of GSNB in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation until altered, amended or rescinded.

     Section 1.5 At the Effective Time the following persons will be the directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are elected and qualify:

          J.W. Lander, Jr.      Donald R. Harding
          J. W. Lander, III     A. Harrel Blackshear
          Norman H. Bird

     Section 1.6 At the Effective Time the following persons will be the officers of the Surviving Corporation and will hold the indicated offices from the Effective Time until their respective successors are elected and qualify:

          Name                        Office
          ----                        ------

          J. W. Lander, Jr.     Chairman
          J. W. Lander, III     President and Treasurer
          Norman H. Bird        Vice President and Secretary
          Alice Gay             Assistant Secretary and
                                  Assistant Treasurer



                                   ARTICLE II

     Section 2.1 The shares of common stock of GSNB, $1.00 par value per share ("GSNB Common Stock"), outstanding at the Effective Time will continue to be outstanding shares of common stock of the Surviving Corporation.

     Section 2.2 Except as set forth in Section 24, at the Effective Time, without any action on the part of the shareholders of Texas Gulf Coast, each outstanding share of Texas Gulf Coast's $1.00 par value per share common stock ("Texas Gulf Coast Common Stock") will be canceled and exchanged for 2.1176 shares of the common stock, $1.00 par value per share (the "Gulf Southwest Common Stock") of Gulf Southwest Bancorp, Inc ("Gulf Southwest"), a Texas corporation and the owner of all of the outstanding shares of GSNB Common Stock.

     Section 2.3 At and after the Effective Time, each holder of a certificate representing shares of Texas Gulf Coast Common Stock, upon presentation and surrender of such certificate to Gulf Southwest, will be entitled to receive in exchange therefor a certificate or certificates representing the number of fully paid and nonassessable whole shares of Gulf Southwest Common Stock to which he is entitled as provided in Section 2.2 and any cash to which such holder may be entitled on account of any fractional share interest (without interest thereon) as provided in
Section 2.4. Upon consummation of the Merger, each such certificate which represented issued and outstanding shares of Texas Gulf Coast Common Stock at the Effective Time will be deemed for all purposes other than the payment of dividends or other distributions to evidence ownership of the number of whole shares of Gulf Southwest Common Stock into which such shares of Texas Gulf Coast Common Stock will have been converted pursuant to the Merger. Pending surrender of such certificates in exchange for a certificate or certificates representing Gulf Southwest Common Stock, the holder thereof will not be entitled to receive any dividend or other distribution payable to holders of shares of Gulf Southwest Common Stock, provided that upon surrender of such certificates representing Texas Gulf Coast Common Stock, there will be paid to the record holder thereof the amount of dividends or other distributions (without interest) which theretofore became payable and were not paid to such holder with respect to the number of whole shares of Gulf Southwest Common Stock issued upon such surrender.

     Section 2.4 No fractional shares of Gulf Southwest Common Stock will be issued. Instead, each holder of shares of Texas Gulf Coast Common Stock otherwise entitled to receive a fractional interest arising upon the conversion or exchange of such shares will, at the time of surrender of his certificate or certificates theretofore representing his Texas Gulf Coast Common Stock be paid by Gulf Southwest an amount in cash equal to the value of such fractional interest based upon each share of Gulf Southwest Common Stock having a value of $25.50.

     Section 2.5 To the extent holders of the outstanding shares of Texas Gulf Coast Common Stock exercise appraisal rights with respect to their shares pursuant to Article 5.12 of the Texas Business Corporation Act, such shares will continue to be held subject to the rights of such holders under the foregoing
Article 5.12 and will not be deemed to be outstanding or converted into cash. The obligation of GSNB and Gulf Southwest to effect the Merger is subject to the condition that the holders of not more than 10% of the outstanding shares of Texas Gulf Coast Common Stock will perfect any statutory right of dissent and appraisal. Shares of Texas Gulf Coast Common Stock held in Texas Gulf Coast's treasury, if any, will be canceled, and certificates representing any such treasury shares will be canceled.

     Section 2.6 All shares of Texas Gulf Coast's Common Stock presented and surrendered will be canceled.

                                 ARTICLE III


          Section 3.1 This Agreement will be submitted to the shareholders of the Constituent Corporations for their approval and adoption. The Constituent Corporations will proceed expeditiously and cooperate fully in the procurement of any consents and approvals, the taking of any other action and the satisfaction of all other requirements prescribed by law of otherwise necessary for the consummation of the Merger.

          Section 3.2 The appropriate officers of the Constituent Corporations will execute and verify, and cause to be filed with the Secretary of State of the State of Texas and the Secretary of State of the State of Nevada, Articles of Merger in accordance with Article 5.04 of the Texas Business Corporation Act and Section 78.458 of the Nevada General Corporation Law.

          Section 3.3  The Merger will become effective in accordance with
Article 5.05 of the Texas Business Corporation Act at the time Articles of Merger have been executed, verified and filed by the Constituent Corporations and a Certificate of Merger has been issued in accordance with Article 5.04 of the Texas Business Corporation Act, and will become effective in accordance with
Section 78.458 of the Nevada General Corporation Law at the time Articles of Merger have been executed and filed by the Surviving Corporation in accordance with such Section 78.458. Such Articles of Merger will not be filed until all necessary orders, consents and approvals have been entered by each regulatory authority having jurisdiction, which will include, but not be limited to, an order by the Board of Governors of the Federal Reserve System granting authorization to consummate the transactions contemplated hereby under applicable provisions of the Bank Holding Company Act of 1956, as amended, and all applicable statutory waiting periods will have expired.

          The time when the Merger becomes effective, as defined in this Article III, is hereinafter referred to as the "Effective Time."


                                   ARTICLE IV

          Section 4.1 When the Merger becomes effective, the separate existence of Texas Gulf Coast will cease and GSNB as the Surviving Corporation, will possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities, duties, and obligations of each of the Constituent Corporations. The rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever accounts, as well as for stock subscriptions as all other things in action, or belonging to either of such corporations will be vested in the Surviving Corporation. All property, rights, privileges, powers and franchises, and all and every other interest will be thereafter as effectively the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of any jurisdiction, in either of the Constituent Corporations, will not revert or be in any way impaired. All rights of creditors and all liens upon any property of either of the Constituent Corporations will be preserved unimpaired, and all debts, liabilities, duties and obligations of the Constituent Corporations will attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. No liability or obligation due or to become due at the Effective Time, or any claim or demand for any cause then existing against either of the Constituent Corporations or any shareholder, officer of director thereof, will be released or impaired by the Merger.

          Section 4.2 At any time, or from time to time, after the Effective Time, the last acting officers and directors of Texas Gulf Coast will, as and when requested by the Surviving Corporation or its successors or assigns, execute and deliver all such deeds, assignments and other instruments and take or cause to be taken all such further or other reasonable action as the Surviving Corporation deems reasonably necessary or desirable in order to vest, perfect or confirm in the Surviving Corporation title to and possession of all of Texas Gulf Coast's properties, rights, privileges, powers, franchises, immunities and interests and otherwise to carry out the purpose of this Agreement.


                                   ARTICLE V

          Section 5.1 This Agreement will be closed at the time and date as may be mutually agreed upon by the Constituent Corporations.

          Section 5.2 This Agreement may be terminated upon termination of the Reorganization Agreement.

          Section 5.3 This Agreement may be executed in multiple counterparts, each of which will be deemed on original and all of which together will constitute one agreement.

          In order to evidence the foregoing, GSNB and Texas Gulf Coast have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

                              GULF SOUTHWEST NEVADA BANCORP, INC.


                              By:
                                 -----------------------------------
                                  Name:
                                          --------------------------
                                  Title:
                                          --------------------------

                              TEXAS GULF COAST BANCORP, INC.

                              By:
                                 -----------------------------------
                                  Name:
                                          --------------------------
                                  Title:
                                          --------------------------